EXHIBIT 99.1

Release date: March 14, 2007

FOR IMMEDIATE RELEASE

Media Contacts:

Kristen Siefkin

(503) 407-1221

kristen@lanepr.com

Emy Noel

(503) 754-7059

emy@lanepr.com

TULLY’S COFFEE CORPORATION

TO FILE REGISTRATION STATEMENT

FOR PUBLIC STOCK OFFERING

Seattle, Wash. – (Mar. 14, 2007) – Tully’s Coffee Corporation (“Tully’s Coffee” or the “Company”) announced today its intent to file a registration statement with the U.S. Securities and Exchange Commission (“SEC”) for a proposed underwritten public offering of its common stock. The filing of such a registration statement is subject to applicable economic and capital market conditions, and would be subject to review by the SEC. The Company expects to file the registration statement before the end of April 2007.

Tully’s Coffee anticipates that gross proceeds from the offering will be approximately $50,000,000. Proceeds will fund expansion of the Company’s retail and wholesale operations, working capital and general corporate purposes.

A registration statement relating to these securities has not yet been filed with the SEC. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall neither constitute an offer to sell, nor the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Statements made in this release concerning the Company’s intentions or expectations about future events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that could cause actual results to vary from stated intentions and expectations. Factors that could result in such variations include, but are not limited to, adverse developments in the capital markets and the economy generally and changes in our business, operations, and financial condition due to numerous factors, including many beyond the Company’s control. Information concerning these and other factors that could cause actual results to differ materially from the Company’s current expectations is contained in Tully’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2006 and its Annual Report on Form 10-K for the fiscal year ended April 2, 2006

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